SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

FIRST NORTHERN COMMUNITY BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Thursday, April 22, 2004, at 7:30 p.m. The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California. A reception will follow the meeting.

At the meeting, Shareholders will be asked to elect as directors the nine individuals nominated by the Board of Directors, to ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004, and to approve such other matters as may properly come before the Annual Meeting. The following Proxy Statement provides detailed information about the nominees for director, the independent auditors and other matters regarding the Annual Meeting. Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year 2003.

The Board of Directors recommends that you vote “FOR” the election of the directors nominated and “FOR” ratification of the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004.

It is very important that as many shares as possible be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed Proxy in the postage–paid envelope as soon as possible. So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend by completing the bottom portion of the Proxy form.

We look forward to seeing you at the meeting on April 22nd.

Sincerely,

Owen J. Onsum

President and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2004

To the Shareholders of First Northern Community Bancorp:

The Annual Meeting of Shareholders of First Northern Community Bancorp will be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California 95620, on Thursday, April 22, 2004 at 7:30 p.m. to:

1.	Elect the following nine (9) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified:

Lori J. Aldrete	Gregory DuPratt	Foy S. McNaughton
Frank J. Andrews, Jr.	John F. Hamel	Owen J. Onsum
John M. Carbahal	Diane P. Hamlyn	David W. Schulze

2.	Ratify the appointment by the Board of Directors of KPMG LLP to act as independent auditors of First Northern Community Bancorp for the year ending December 31, 2004.

3.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

Shareholders of record at the close of business on February 27, 2004, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

You are strongly encouraged to attend the Annual Meeting and also to complete, sign, date and return as promptly as possible, the proxy submitted herewith in the return envelope provided for your use whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you later decide to attend the Annual Meeting.

BY ORDER OF THE

BOARD OF DIRECTORS

Frank J. Andrews, Jr.	Owen J. Onsum
Chairman of the Board	President and Chief Executive Officer

Dated: March 29, 2004

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

FIRST NORTHERN COMMUNITY BANCORP

195 North First Street, Dixon California 95620

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

This proxy statement (“Proxy Statement”) is furnished to the shareholders of First Northern Community Bancorp (“FNCBancorp” or the “Company”) in connection with the solicitation of proxies (each a “Proxy” and collectively, the “Proxies”) to be used in voting at the Annual Meeting of Shareholders of FNCBancorp to be held on April 22, 2004, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California at 7:30 p.m., and at any adjournment or postponement thereof (the “Meeting” or “Annual Meeting”). The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company. It is contemplated that Proxies will be solicited through the mail, but officers and staff of the Company may solicit Proxies personally. FNCBancorp may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies. The total expense of this solicitation will be borne by FNCBancorp and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by FNCBancorp.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about March 29, 2004.

A Proxy for the Annual Meeting is enclosed. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is voted by filing with the Corporate Secretary of FNCBancorp an instrument revoking it or a duly executed Proxy bearing a later date. In addition, the powers of the Proxy holders will be revoked if the person executing the Proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person

The Proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting, including approval of minutes of the prior Annual Meeting which will not constitute ratification of the actions taken at such meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to any office for which a bona fide nominee is named herein, if such nominee is unable or unwilling to serve.

UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, THEN IN FAVOR OF ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.

VOTING RIGHTS AND VOTE REQUIRED

Only shareholders of record at the close of business on February 27, 2004 (the “Record Date”), will be entitled to vote in person at the Annual Meeting or by proxy. On the Record Date, there were 3,424,683 shares of common stock issued and outstanding and entitled to vote.

Shareholders of common stock of FNCBancorp are entitled to one vote for each share held, except that in the election of Directors, under California law and the bylaws of FNCBancorp each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of FNCBancorp’s bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to FNCBancorp of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of FNCBancorp’s bylaws. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.

The vote required to approve each proposal is as follows:

•	In the election of directors, the nine nominees receiving the highest number of votes will be elected.

•	Ratification of the appointment of the independent auditors will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

Abstentions and broker “non-votes” (shares as to which brokerage firms have not received timely voting instructions from their clients and therefore do not have the authority to vote at the Meeting) will not count as votes in favor of the election of directors or any of the other proposals.

VOTING OF PROXIES—QUORUM

The shares represented by all properly executed Proxies received in time for the Meeting will be voted in accordance with the Shareholders’ choices specified therein; provided, however, that where no choices have been specified, the shares will be voted “FOR” the election of the nine nominees for director recommended by the Board of Directors, and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2004, and, at the Proxyholder’s discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to adjourn the Meeting). A majority of the shares entitled to vote, represented either in person or by a properly executed Proxy, will constitute a quorum at the Meeting. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions will be included in tabulations of the votes cast on proposals presented to the shareholders and therefore will have the effect of a negative vote. Broker “non-votes” will not be counted for purposes of determining the number of votes cast for a proposal.

REVOCABILITY OF PROXY

A Shareholder using the enclosed Proxy may revoke the authority conferred by the Proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of the Company or a duly executed Proxy bearing a later date, or by appearing and voting by ballot in person at the Meeting. In the event that signed Proxies are returned without voting instructions, shares represented by such Proxies will be voted “FOR” the election of the nine nominees for director recommended by the Board of Directors, and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2004, and, at the Proxyholder’s discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to adjourn the Meeting).

PROPOSAL 1

ELECTION OF DIRECTORS

FNCBancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of California. FNCBancorp’s principal subsidiary is First Northern Bank of Dixon (the “Bank”), a California state chartered bank organized under the laws of the State of California.

At the Meeting it will be proposed to elect nine directors of FNCBancorp, each to hold office until the next annual meeting and until their successors shall be elected and qualified. It is the intention of the Proxy holders named in the enclosed Proxy to vote such Proxies (except those containing contrary instructions) for the nine nominees named below.

Pursuant to Article III, Section 23 of the bylaws of FNCBancorp, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of FNCBancorp not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors. The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under Article III, Section 22 of the bylaws. Nominations not made in accordance with the procedures set forth in Article III, Section 23 of FNCBancorp’s bylaws may, in the discretion of the Chairman of the Meeting, be disregarded, and, upon his instruction, the inspectors of election shall disregard all votes cast for such nominee(s). A copy of Sections 22 and 23 of Article III of FNCBancorp’s bylaws may be obtained by sending a written request to: Ms. Lynn Campbell, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

The Board does not anticipate that any of the nominees will be unable to serve as a director of FNCBancorp, but if that should occur before the Meeting, the Proxy holders, in their discretion, upon the recommendation of FNCBancorp’s Board of Directors, reserve the right to substitute as nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve. The Proxy holders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the Proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

NOMINEES

The following table sets forth each of the nominees for election as a director, their age, their position with FNCBancorp, and the period during which they have served as a director of FNCBancorp and the Bank.

Name	Age	Position with FNCBancorp	Director of Bank Since	Director of FNCBancorp Since
Lori J. Aldrete	57	Director	1995	2000
Frank J. Andrews, Jr.	55	Chairman of the Board	1993	2000
John M. Carbahal	49	Director	1996	2000
Gregory DuPratt	50	Director	1996	2000
John F. Hamel	63	Director	1975	2000
Diane P. Hamlyn	60	Director	1985	2000
Foy S. McNaughton	53	Director	2000	2000
Owen J. Onsum	59	President, CEO and Director	1996	2000
David W. Schulze	59	Director	1978	2000

Lori J. Aldrete is a principal of ACS Quantum Strategies, LLC (“ACS”), a marketing, communications and strategic planning firm established in July 2001. ACS is headquartered in Sacramento with an office in Pasadena. Ms. Aldrete was Vice President/Corporate Communications for Catholic Healthcare West from January 2000 to June 2001. Prior to that time, Ms. Aldrete was Senior Vice President of the California Association of Hospital and Health Systems from 1989 to 2000. Ms. Aldrete has worked in the communications field for more than 30 years and in marketing and public relations since 1986. She has been a resident of Davis since 1979. Ms. Aldrete is the Chairman of the Bank’s Marketing Committee and a member of the Audit and Management Committees.

Frank J. Andrews, Jr. is President of Andrews, Lando & Associates, a real estate development firm established in 1990, and Manager of Gainsbourgh–Classics LLC since January 1999. Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years. Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies. Mr. Andrews is a member of the Bank’s Loan Committee, and is Chairman of the Management Committee.

John M. Carbahal is a Certified Public Accountant and is a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation since 1984. Mr. Carbahal is the Chairman of the Bank’s Audit Committee and a member of the Asset Management and Trust, and Management Committees.

Gregory DuPratt has been Vice President/Sales Manager of Ron DuPratt Ford, an automobile dealership and family business located in Dixon since 1997. Mr. DuPratt is member of the Bank’s Audit, Compensation, Information Services, Loan, Marketing, and Profit Sharing Committees.

John F. Hamel served as the President and Chief Executive Officer of First Northern Bank of Dixon from 1975 to 1996. Mr. Hamel is presently managing family agricultural properties. Mr. Hamel is the Chairman of the Bank’s Loan Committee, and a member of the Bank’s Asset Management and Trust, and Profit Sharing Committees.

Diane P. Hamlyn is the President and Founder of Davisville Travel, a full service travel agency. Davisville Travel was established in 1977. Ms. Hamlyn is a member of the Bank’s Management, Compensation, and Loan Committees.

Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers—Davis Enterprise, Daily Republic, Mountain Democrat (Placerville), Winters Express and Life Newspapers (El Dorado Hills and Cameron Park), a position he has held since 1985. He has served as the Publisher of the Fairfield Daily Republic since 1995. Mr. McNaughton has been a resident of Davis since 1973. Mr. McNaughton is a member of the Bank’s Audit and Marketing Committees.

Owen J. Onsum has been President and Chief Executive Officer of First Northern Bank of Dixon since January 1, 1997. He served as Executive Vice President of First Northern Bank of Dixon from 1982 to 1996. Mr. Onsum has worked for First Northern Bank of Dixon since 1972 and has lived in Dixon since 1971. Mr. Onsum is a member of the Bank’s Loan, Management, Marketing, Asset Management and Trust, and Profit Sharing Committees.

David W. Schulze has been the owner/operator of a family row crop farming operation since 1967. Prior to assuming that position, Mr. Schulze was involved in property management and apartment ownership. Mr. Schulze is the Chairman of the Bank’s Compensation and Asset Management and Trust Committees, and is a member of the Bank’s Information Services, Loan, and Management Committees.

None of the directors of FNCBancorp were selected pursuant to arrangements or understandings other than with the directors and shareholders of FNCBancorp acting within their capacity as such. There are no family relationships between any of the directors, and none of the directors serve as a director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

COMMITTEES OF THE BOARD OF DIRECTORS OF FNCBANCORP AND THE BANK

FNCBancorp does not have Audit, Nominating or Compensation Committees or committees performing similar functions. However, the Board of Directors of the Bank has several standing committees, as discussed below, including an Audit Committee and a Compensation Committee which perform the functions of such committees for FNCBancorp. The directors of FNCBancorp are also directors of the Bank. As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of FNCBancorp on a consolidated basis. Information regarding the committees of the Bank, and the members thereof, follows.

The Bank has a standing Audit Committee composed of Lori J. Aldrete, John M. Carbahal, Gregory DuPratt, and Foy S. McNaughton. John M. Carbahal is the Audit Committee Chairman. The Audit Committee reviews and oversees the internal audit results for the Bank. The Audit Committee of the Bank held nine meetings during 2003.

The Bank has a standing Management Committee composed of Lori J. Aldrete, Frank J. Andrews Jr., John M. Carbahal, Diane P. Hamlyn, Owen J. Onsum, and David W. Schulze. The Management Committee held two meetings during 2003 for the purpose of considering the Bank’s strategic and personnel issues and reviewing the annual budget.

The Bank has a standing Loan Committee composed of Frank J. Andrews, Jr., Gregory DuPratt, John F. Hamel, Diane P. Hamlyn, Owen J. Onsum and David W. Schulze. The Loan Committee held 12 meetings during 2003 for the purpose of approving loans and loan policy.

The Bank has a standing Profit Sharing Committee composed of Gregory DuPratt, John F. Hamel and Owen J. Onsum. The Profit Sharing Committee held two meetings during 2003 for the purpose of considering plan administration and investments.

The Bank has a standing Marketing Committee composed of Lori J. Aldrete, Gregory DuPratt, Foy S. McNaughton, and Owen J. Onsum. The Marketing Committee held one meeting during 2003 for the purpose of considering the Bank’s marketing plan.

The Bank has a standing Compensation Committee composed of Gregory DuPratt, Diane P. Hamlyn, and David W. Schulze. The Compensation Committee held one meeting during 2003 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering FNCBancorp’s stock plans.

The Bank has a standing Information Services Committee composed of Gregory DuPratt and David W. Schulze. The Information Services Committee held four meetings during 2003 for the purpose of reviewing the Bank’s data processing needs.

The Bank has a standing Asset Management and Trust Committee composed of John M. Carbahal, John F. Hamel, Owen J. Onsum and David W. Schulze. The Asset Management and Trust Committee held four meetings during 2003 for the purpose of reviewing the general status of the Bank’s Asset Management and Trust Department.

The Bank does not have a Nominating Committee because the Board of Directors fulfills the nominating responsibilities of a nominating committee. The Board of Directors, whose names are listed on the previous page, will consider candidates nominated by the Company’s shareholders, directors, officers and from other sources. In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating directors of FNCBancorp, as described above in this Proxy Statement. These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.

The Bank has several other committees that meet on an as needed basis.

If you wish to communicate with the Board of Directors you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620. The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Bank consists of Messrs. DuPratt and Schulze and Ms. Hamlyn, none of whom is or has been an officer or employee of the Bank or FNCBancorp. During 2003, members of the Compensation Committee had loans or other extensions of credit outstanding from the Bank. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Bank’s and the Company’s internal auditors and the independent auditors to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent auditor’s qualifications, partner rotation and independence, the Audit Committee appoints the independent auditors subject to shareholder ratification, if required or sought. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.

In performing its functions, as outlined in the Audit Committee Charter approved annually by the Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2003 financial statements of FNCBancorp, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter describing the independent auditor’s independence required by Independence Standards Board Standard No. 1 and has discussed with the independent auditor the independent auditor’s independence. Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of FNCBancorp be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2003.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.

The Audit Committee of the Bank consists of four “independent directors”, as defined in Rule 4200(a)(15) of the NASD’s listing standards: Chairman John M. Carbahal, Lori J. Aldrete, Gregory DuPratt and Foy S. McNaughton. The Board of Directors has determined that Mr. Carbahal is an independent director (as defined in Item 7(d)(e3)(iv) of Schedule 14A) who is considered a financial expert (as defined in Section 401(h) of Regulation 5-K).

The Board of Directors has approved a written charter of the Audit Committee which is attached to this Proxy Statement as Annex A hereto.

Respectfully submitted,

John M. Carbahal

Lori J. Aldrete

Gregory DuPratt

Foy S. McNaughton

AUDIT AND NON–AUDIT FEES

AUDIT FEES

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s financial statements for fiscal years 2002 and 2003 and the reviews of the financial statement included in the Company’s Forms 10-Q were $73,225 and $90,300, respectively.

AUDIT RELATED FEES

The aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2002 and 2003 were $19,500 and $20,420, respectively.

TAX FEES

The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning for fiscal years 2002 and 2003 were $39,760 and $36,595 respectively.

ALL OTHER FEES

The aggregate fees billed for all other fees for fiscal years 2002 and 2003 $ 0.

The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining KPMG LLP’s independence.

PRE-APPROVAL OF SERVICES BY KPMG LLP

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by KPMG LLP. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The Audit Committee approved 100% of the non-audit services performed by KPMG LLP in 2003.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The Member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided by its independent auditor.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF

THE BANK ON EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Bank’s Board of Directors (a) reviews and recommends compensation objectives and policies to the Bank’s Board of Directors, (b) administers FNCBancorp’s stock plans, and (c) reviews and recommends the actual compensation of the Bank’s Chief Executive Officer. The Compensation Committee is assisted by the Bank’s human resources personnel and by a compensation consulting firm whose statistical analyses and other compensation information permit the Committee to compare the Bank’s compensation policies with compensation levels and perquisites of other banking companies of similar size in California.

COMPENSATION PHILOSOPHY:

The Bank seeks to design compensation programs that are fair and competitive and that attract, motivate, and retain exceptional employees throughout the Bank, while maintaining a strong relationship between the overall performance of the Bank and the level of compensation. Furthermore, the Bank believes that compensation programs, especially those for top executives, should be designed in a manner that aligns employee interests with those of the Company’s shareholders. The executive compensation programs have the following objectives:

•	Base salaries will be targeted at the 50th percentile of base salaries of the Bank’s selected peer group.

•	Incentive compensation will be targeted between the 50th and 75th percentiles of incentive compensation of the Bank’s selected peer group and payment of such incentive compensation will be based on individual, unit, or total Bank performance. At least 50% of an executive’s incentive compensation will be based on overall Bank results.

•	Stock options will be granted under the incentive stock option plan by the Committee when appropriate to advance the Bank’s compensation objectives.

COMPENSATION COMPONENTS

BASE SALARY

The Chief Executive Officer’s salary is reviewed annually by the Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable banking companies. The banking companies against which the Bank compares its compensation are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Chart appearing elsewhere in this Proxy Statement. Moreover, the banking companies selected by the Compensation Committee for the compensation comparison can vary from year to year based upon market conditions and changes in both the Bank’s and the compared banking companies’ businesses over time. The Bank believes that base salaries targeted at the 50th percentile of the selected peer group levels are adequate to attract and retain qualified executives necessary for the successful conduct and growth of the Bank’s businesses.

ANNUAL INCENTIVE COMPENSATION

The Committee annually reviews and recommends an Incentive Compensation Plan for the employees of the Bank. The Bank’s Incentive Compensation Plan seeks to motivate executives to work effectively to achieve the Bank’s financial performance objectives and to reward executives when objectives are met. The Bank’s Incentive Compensation Plan acknowledges Bank-wide, individual and unit performance, with targeted incentive compensation levels between the 50th and 75th percentile of the selected peer group levels. At least 50% of the executive’s incentive compensation is tied directly to overall Bank results. Under the Bank’s Incentive Compensation Plan all employees, including the Chief Executive Officer and all other executive officers, are eligible to receive annual cash incentive compensation at the end of each year, if performance targets, set annually by the Management Committee at the beginning of each year, are achieved. All of the Chief Executive Officer’s incentive compensation is tied directly to overall Bank results using return on assets and return on equity performance targets. The overall incentive compensation pool is created based on the maximum percentages of each employees’ base salary that can be earned as incentive compensation. Each employee is eligible to receive a payout based on the achievement of certain Company performance targets established by the Management Committee for each year.

Each employee’s incentive payout calculation is adjusted based on performance. For every 2% variance from targeted performance, the incentive payout changes by 5%. In 2003, the Bank achieved 81.15% of the targeted performance targets established by the Management Committee. As a result, Mr. Onsum, who is eligible to receive 75% of his base salary as incentive compensation, received 60.8% of his 2003 base salary as annual incentive compensation.

OPTION AND STOCK PURCHASE PLANS

Under the Company’s 2000 Stock Option Plan, the Committee, in its discretion, may grant key employees options to purchase the common stock of the Company. The Chief Executive Officer’s grant is based on overall Bank results. The grants are intended to recruit, retain and motivate key employees and to align employee interests with the interests of the shareholders of FNCBancorp. The Committee’s decision to grant stock options takes into account such factors as:

•	Prior award levels;

•	Total awards received to date by individual employees;

•	The total stock award to be made and the employee’s percentage participation in that award;

•	The employee’s direct ownership of FNCBancorp common stock;

•	The number of the employee’s options that are vested and non-vested; and

•	The number of options outstanding as a percentage of total shares outstanding.

The Company’s 2000 Stock Option Plan limits the total number of shares subject to options that may be granted to any individual participant in any year to a maximum of 25,000 shares.

The 2000 Employee Stock Purchase Plan enables eligible employees, including officers, to purchase shares of FNCBancorp common stock at a minimum 15% discount. The shares are purchased at a price of 85% of the shares’ fair market value on (a) the last trading day before the beginning of the participation period, or (b) the last trading day before the end of the participation period, whichever amount is less. Fair market value is determined by a plan administrator selected by FNCBancorp’s Board. The amount the employee may purchase in any year may not exceed 10% of the employee’s annual compensation for such year.

BENEFITS

During 2003, the Bank provided to its executive officers medical and other benefits that are generally available to the Bank’s other employees.

INTERNAL REVENUE CODE LIMITATIONS

The Compensation Committee believes it is in the shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. FNCBancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation exceeding $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section

162(m) in a manner that satisfies those requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the

Compensation Committee’s overall compensation philosophy. From time to time, the Compensation Committee may award compensation which is not fully tax deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of FNCBancorp and its shareholders.

Respectfully submitted,

Gregory DuPratt

Diane P. Hamlyn

David W. Schulze

BOARD OF DIRECTORS MEETINGS

In 2003, the Board of Directors of the Bank held 12 regularly scheduled meetings, no special meetings and five joint meetings with the Board of Directors of FNCBancorp. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served. All nine directors attended the Annual Meeting of Shareholders in 2003.

COMPENSATION OF DIRECTORS

DIRECTOR FEES AND LIFE INSURANCE

The Board of Directors of FNCBancorp and the Bank are comprised of the same nine people. All cash compensation paid to Directors of FNCBancorp and the Bank is paid by the Bank. Each director who is not an officer or employee of FNCBancorp or the Bank received $800 for each jointly-held and regularly scheduled meeting of the Boards of Directors of FNCBancorp and the Bank attended, $800 for each regularly scheduled meeting of the Board of Directors of the Bank attended, $400 per special meeting of the Board of Directors of the Bank attended, and $350 per committee meeting attended. The Bank paid a total of $119,900 in directors’ fees during 2003. Effective January 1, 2002, split dollar insurance was provided to the Board of Directors of the Bank. See “Director Split Dollar Agreements” below. Mr. Onsum is the only director who is an employee of the Bank and FNCBancorp, and he receives no compensation for his services as a director of either company.

DIRECTOR STOCK OPTIONS

Under FNCBancorp’s Outside Director 2000 Nonstatutory Stock Option Plan, directors who are not officers or employees of the Bank or FNCBancorp are entitled to an automatic, one–time grant of options to purchase shares at an exercise price equal to the fair market value of the common stock of FNCBancorp on the date of grant. See “Executive Compensation—Stock-Based Plans” below.

DIRECTOR RETIREMENT AGREEMENTS

Effective December 1, 2001, the Bank entered into Director Retirement Agreements with each of its non-employee directors (each director other than Director Onsum). The agreements are intended to encourage existing directors to remain directors of the Bank providing the Bank with the benefit of the directors’ experience and guidance in the years ahead. The Bank believes it is necessary and appropriate to reward director service with a competitive compensation package, including board fees and post-retirement benefits. The agreements provide directors with a retirement benefit that the Bank considers modest.

For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for ten years ranging from $10,000 annually for a director with ten years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effectiveness of the Director Retirement Agreements. There are three directors who have served more than 15 years as a director. Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least ten years, unless the director terminates service because of disability or unless the director’s service terminates within two years after a change in control. In the case of early termination of a director’s service before age 65 for reasons other than death or disability or within two years of a change in control, he or she will receive over a period of ten years aggregate payments equal to the retirement-liability balance accrued by the Bank at the end of the year before the year in which the director’s service terminated. However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least ten years, including years of service prior to the effectiveness of the Agreements. If a director becomes disabled before age 65, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Bank at the end of the year before the year in which disability occurred regardless of whether the director has ten years of service or has reached age 55. If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump–sum payment equal to the retirement-liability balance accrued by the Bank at the end of the year before the year in which termination occurred, regardless of whether the director has ten years of service or has reached age 55. For this purpose, the term “change in control” means:

•	A merger occurs and as a consequence FNCBancorp’s shareholders own less than 50% of the resulting company’s voting stock;

•	A beneficial ownership report is required to be filed under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of FNCBancorp’s voting securities; or

•	During any period of two consecutive years, individuals who constituted FNCBancorp’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board. Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by at least two-thirds of the directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a director’s beneficiaries after the director’s death. A director forfeits all benefits under the Director Retirement Agreement if his or her director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the director is removed by order of the Federal Deposit Insurance Corporation (FDIC).

DIRECTOR SPLIT DOLLAR AGREEMENTS

The Bank purchased insurance policies on the lives of the directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $1.76 million. The Bank expects to recover the premium in full from its portion of the policies’ death benefits. The Bank purchased the policies as an informal financing mechanism for the post–retirement payment obligations under the Director Retirement Agreements. Although the Bank expects the policies on the directors’ lives to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlement arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Bank, payable on, or after each director’s termination of service.

Under the Bank’s Split Dollar Agreements and Split Dollar Policy Endorsements with the directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Bank and each director. The Split Dollar Agreements provide that a director’s designated beneficiary(ies) will be entitled to receive at the director’s death life insurance proceeds in the amount of (a) $120,000 if the director dies before age 65, (b) $60,000 if the director dies after reaching age 65 but before age 75, and (c) $30,000 if the director dies thereafter. The director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Bank’s obligations under that agreement would be extinguished. The Bank is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary(ies).

DIRECTOR ELECTIVE DEFERRED FEE PLAN

The Bank has implemented an elective deferred director fee plan, a nonqualified plan providing unfunded deferred benefits for participating directors. Under the Plan, deferred director fees earn interest at a rate determined annually by the Bank. Under the Plan, Ms. Aldrete elected to defer $3,300 of her director fees. In 2003, her deferred director fees earned interest at 8.2125% per annum. She elected to continue her deferral in 2003 of a portion of her director fees in 2004. Deferred fees and interest earned will be paid out to Ms. Aldrete at her retirement. If she dies before her retirement age, her beneficiaries will receive the deferred fees and interest earned. The Bank is entitled to any insurance policy death benefits from an insurance policy purchased by the Bank with a lump-sum premium payment of $75,000. None of FNCBancorp’s or the Bank’s other directors elected to defer fees under this plan in 2003.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

Set forth below is certain information regarding the executive officers of the Bank, with the exception of Mr. Onsum whose information is set forth under “Nominees” above:

NAME AND POSITION(S)	AGE	PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
Louise A. Walker, SVP/CFO/Cashier	43	SVP/CFO/Cashier
Donald J. Fish, SVP/Senior Credit Officer	64	SVP/Senior Credit Officer
Robert M. Walker, SVP/Branch Administrator	53	SVP/Branch Administrator

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate remuneration for the services in all capacities paid by the Bank in the last three fiscal years to its Chief Executive Officer and to the next three most highly compensated executive officers of the Bank whose total annual salary and incentive compensation exceeded $100,000. FNCBancorp does not pay any cash compensation to executive officers beyond the compensation paid to them in their capacities as officers of the Bank.

	ANNUAL COMPENSATION						LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary ($)(1)		Incentive Compensation ($)(1)		Other Annual Compensation ($)	Securities Underlying Options(#) (3)	All Other Compensation (4)
Owen J. Onsum President, Chief Executive Officer, and Director of the Bank and the Company	2003 2002 2001	$ $ $	219,092 207,645 207,484	$ $ $	136,781 182,067 139,572	(2) (2) (2)	21,200 22,472 23,820	$ 27,135 $ 30,210 $ 24,622

Donald J. Fish Senior Vice President, Senior Credit Officer of the Bank	2003 2002 2001	$ $ $	122,600 115,862 118,710	$ $ $	36,474 47,944 37,266	(2) (2) (2)	6,890 8,988 14,291	$ 23,705 $ 24,893 $ 25,035

Louise A. Walker Senior Vice President, Cashier, Chief Financial Officer of the Bank and the Company	2003 2002 2001	$ $ $	131,030 119,317 110,500	$ $ $	38,592 48,860 34,788	(2) (2) (2)	7,420 10,112 14,291	$ 24,603 $ 22,814 $ 21,322

Robert M. Walker Senior Vice President, Branch Administrator of the Bank	2003 2002 2001	$ $ $	109,738 104,501 103,260	$ $ $	32,273 42,793 32,806	(2) (2) (2)	5,300 5,618 9,527	$ 21,338 $ 21,097 $ 20,362

(1)	Includes amounts contributed to the Bank’s Profit Sharing/401(k) plan at the election of the named executive officers. Also includes salary deferred by Mr. Onsum, Ms. L. Walker and Mr. R. Walker under the Bank’s Key Executive Elective Deferred Compensation Plan See “Key Executive Elective Deferred Compensation Plan and 2001 Executive Deferral Plan.”
(2)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and incentive compensation.
(3)	Adjusted to reflect 6% stock dividends on February 28, 2001, February 28, 2002 and February 28, 2003.
(4)	Includes profit sharing contributions by the Bank in 2003 of $23,815 to Mr. Onsum, $20,307 to Mr. Fish, $21,420 to Ms. Louise Walker, and $18,162 to Mr. Robert Walker. Excludes premiums paid by the Bank for policies on the named executives officers’ lives in connection with the Salary Continuation Agreements or the Key Executive Elective Deferred Compensation Plan. See “Agreements Between the Bank and Executive Officers” and See “Key Executive Elective Deferred Compensation Plan and 2001 Executive Deferral Plan.” Also included are amounts for health and insurance premiums in 2003 of $3,320 to Mr. Onsum, $3,398 to Mr. Fish, $3,176 to Mr. Robert Walker and $3,183 to Ms. Louise Walker.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows options granted in 2003 to the executive officers identified in the Summary Compensation Table above. All amounts have been adjusted to account for all stock splits and stock dividends, including the 6% stock dividend on February 28, 2003.

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price per share ($/share)	Expiration Date (1)	Grant Date Present Value ($) (3)
Owen J. Onsum	21,200	42%	$22.17	1-18-13	$147,777
Donald J. Fish	6,890	13%	$22.17	1-18-13	$35,883
Louise A. Walker	7,420	14%	$22.17	1-18-13	$51,722
Robert M. Walker	5,300	11%	$22.17	1-18-13	$36,944

(1)	Options are incentive stock options, vesting annually in increments of 20% of the original grant. The first 20% vests on the date of grant. The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2)	Based on options to purchase an aggregate of 50,350 shares of common stock granted to employees in 2003.
(3)	The present value of the options at the date of grant is estimated using a variation of the Black–Scholes option pricing model, which includes the following assumptions: A weighted average risk–free interest rate of 3.53%, an expected volatility of 23.8%, a weighted average expected option life of 5.73 years, and an expected dividend yield of zero. The weighted average grant date present value of the options granted during 2003 was $6.73 per option. The exercise price of each option is estimated fair market value of FNCBancorp common stock on the grant date. The fair market value of FNCBancorp common stock is the closing price on the first trading day immediately preceding the date on which the fair market value is determined as quoted on the OTC Bulletin Board.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND Fiscal Year–End Option Values

The following table shows the number of shares of common stock acquired in 2003 or acquirable upon exercise of options by the executive officers named in the Summary Compensation Table. The table also indicates the extent to which options were exercisable at December 31, 2003, as well as the approximate value of the options based on the estimated value of FNCBancorp common stock on December 31, 2003. All amounts have been adjusted to account for all stock splits and stock dividends, including the 6% stock dividend on February 28, 2003.

			Number of securities underlying unexercised options at fiscal year-end		Value of unexercised in-the- money options at fiscal year-end (1)
Name	Shares acquired on exercise(#)	Value realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Owen J. Onsum	28,277	$397,758	35,096	43,757	$324,872	$272,917
Donald J. Fish	14,020	$208,283	28,924	18,892	$350,595	$138,161
Louise A. Walker	2,652	$37,897	38,088	19,737	$488,189	$137,862
Robert M. Walker	5,586	$62,577	1,714	13,187	$428,184	$97,262

(1)	The value of unexercised options is the estimated fair market value of a share acquirable upon exercise of an option at December 31, 2003, less the exercise price, multiplied by the number of shares acquirable upon exercise of the options. FNCBancorp common stock is quoted on the OTC Bulletin Board under the symbol “FNRN.” Solely for purposes of the preceding table and for no other purpose, FNCBancorp has estimated the per share market value of the common stock at December 31, 2003 as $26.00. The fair market value of FNCBancorp common stock is the closing price on the first trading day immediately preceding the date on which the fair market value is determined as quoted on the OTC Bulletin Board. This is an estimate only. The estimate does not necessarily reflect the price shareholders may obtain upon sale of their stock or the price at which shares of FNCBancorp common stock may be acquired, nor should it be taken to represent management or the Board’s estimate of the intrinsic value or appropriate market value of the shares of FNCBancorp common stock.

AGREEMENTS BETWEEN THE BANK AND EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENTS

In July 2001, the Bank entered into employment agreements with Messrs. Owen J. Onsum, Donald J. Fish, and Robert M. Walker, and with Ms. Louise A. Walker. Except for base salaries and potential termination payments, the four employment agreements are largely identical. The agreements have three-year terms which expired on December 31, 2003, but the agreements renew automatically for consecutive three–year terms unless the executive officer of the Bank gives advance notice that the agreement will not renew. None of the executive officers gave the Bank advanced notice that the employment agreements would not be renewed and the terms of such employment agreements were extended to December 31, 2006. The base salaries stated in the employment agreements are $205,020 for Mr. Onsum, $117,300 for Mr. Fish, $109,500 for Ms. Walker, and $103,260 for Mr. Walker. The base salary may be adjusted at the beginning of each year based on the executive’s performance in the preceding year, as determined by the Board of Directors in Mr. Onsum’s case or by Mr. Onsum in the case of the three other executive officers.

The amount of the termination payment due to each executive officer under the employment agreement depends upon the circumstances of termination. If termination is a result of the executive’s death, disability, or voluntary termination, or if the executive is terminated for cause, the executive’s estate or the executive generally will receive his or her base salary through the date of termination, along with any incentive compensation earned but not yet paid. The executive would also retain any rights he or she may have under stock options previously granted and under the Salary Continuation and Split Dollar Agreements discussed below. If on the other hand the executive is involuntarily terminated without cause, or if the executive terminates employment for “good reason” (as defined in the employment agreement), the executive’s termination rights under the employment agreement will consist of:

•	If a Change in Control (as defined in the Employment Agreement) Had Not Occurred in the Two Years Before Termination: the right to a cash payment in an amount equal to 150% of the sum of the executive’s base salary at the time of termination (in the case of Mr. Onsum only), or 100% of the sum of the executive’s base salary at the time of termination (in the case of Messrs. Fish and Robert Walker and Ms. Louise Walker), plus the average annual incentive compensation awarded in the three consecutive years before the date of termination;

•	If a Change in Control Had Occurred in the Two Years Before Termination: the right to a cash payment in an amount equal to 250% of the sum of the executive’s base salary at the time of termination (in the case of Mr. Onsum only), or 200% of the sum of the executive’s base salary at the time of termination (in the case of Messrs. Fish and Robert Walker and Ms. Louise Walker), plus the average annual incentive compensation awarded in the three consecutive years before the date of termination. In this case, the executive might also be entitled to a “tax gross–up payment”, discussed below;

•	Earned but Unpaid Incentive Compensation: any incentive compensation earned but not yet paid; and

•	Retained Rights under Other Benefit Plans and Arrangements: the executives may have rights to termination-related payments arising under other benefit plans and arrangements, including the Salary Continuation and Split Dollar Agreements discussed below. If an executive is terminated involuntarily without cause, or if the executive terminates employment for “good reason,” he or she generally would have 90 days to exercise vested stock options. Under Section 6(e) of the Company’s 2000 Stock Option Plan, all of the unvested stock options held by an executive become fully vested when a change in control occurs. Otherwise, options vest in annual increments based on an established vesting schedule. See “Stock Based Plans.” below.

Accordingly, an executive’s entitlement to a termination payment depends on whether a “Change in Control” has occurred and whether the executive’s termination is involuntary and without cause or the executive’s voluntary termination is for “good reason.” The employment agreements define a “Change in Control” to include the following circumstances:

•	Any person or group is or becomes the beneficial owner of FNCBancorp securities representing 20% or more of the combined voting power of the outstanding securities (excluding acquisition of FNCBancorp securities by an employee benefit plan maintained by the Bank of its employees);

•	FNCBancorp is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, and as a consequence members of FNCBancorp’s Board of Directors in office immediately before the transaction or proxy contest constitute less than a majority of the Board of Directors after such event;

•	During any period of 24 consecutive months, individuals who at the beginning of the 24–month period constituted FNCBancorp’s Board of Directors cease for any reason to constitute a majority, but a new director approved by at least two-thirds of the directors who were directors at the beginning of the 24–month period is considered for this purpose to have also been a director at the beginning of the 24–month period; or

•	A change in control of FNCBancorp is reported in its proxy statement.

The employment agreements define “good reason” to mean a material reduction in the executive’s compensation or benefits, a material reduction in the executive’s title or responsibilities, a relocation of the executive’s principal office increasing the executive’s commute by more than 40 miles, or a failure of a successor to assume and perform the Bank’s obligations under the employee’s employment agreement.

The Bank has also conditionally promised in the employment agreements to make an additional payment to the executive officers if they are involuntarily terminated or if they terminate employment for “good reason,” in either case within two years after a “Change in Control.” But the additional payment, sometimes referred to as a “tax gross–up payment,” will be payable if and only if the total benefits or payments to which the executive officer is entitled are subject to the “golden parachute” provisions of the Internal Revenue Code (whether the benefits or payments arise under the employment agreement or under another compensation plan or arrangement, such as the Salary Continuation Agreements discussed below). The “golden parachute” provisions of the Internal Revenue Code include Section 280G, which can eliminate the employer’s compensation expense deduction for a substantial portion of the change in control benefits paid to an executive, and Section 4999, which imposes a 20% excise tax on the executive receiving change in control benefits over a certain threshold. If an executive’s change in control benefits exceed that threshold, which is roughly three times the executive’s average annual compensation over the preceding five years, the executive can be forced by Section 4999 to pay a 20% excise tax on the portion of the change in control benefits that exceeds the multiple of the executive’s five–year average W–2 reported compensation, and under Section 280G the employer forfeits its compensation expense deduction for benefits that are subject to the excise tax. The calculation of total change in control benefits is a very complicated one, taking into account all change-in-control benefits, whether under a severance or employment agreement, a salary continuation agreement, a stock option plan or some other arrangement that provides benefits contingent on a change in control.

The amount of the additional payment that could be required under the employment agreements if the “golden parachute” provisions of the Internal Revenue Code apply is the amount necessary to compensate the executive for his or her excise taxes as well as for taxes payable on the additional payment itself. The net amount the executive receives is intended to be the amount the executive would have received if the “golden parachute” provisions of the Internal Revenue Code had not applied. The tax gross-up payment would not be deductible by FNCBancorp or the Bank.

SALARY CONTINUATION AND SPLIT DOLLAR AGREEMENTS

FNCBancorp and the Bank do not have a defined benefit pension plan providing benefits based on final compensation and years of service. However, in 2001 the Bank’s Board of Directors authorized the Bank to enter into Salary Continuation Agreements effective January 2, 2002 with six officers, including Mr. Onsum and the three other executive officers named in the Summary Compensation Table above. The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10 years subsequent to retirement on or after the normal retirement age of 65. Although the Salary Continuation Agreements provide for payment of stated, fixed benefits, the Bank’s Board of Directors has the discretion to increase benefits payable under the Salary Continuation Agreements.

The Salary Continuation Agreements provide for reduced benefits in the case of early termination on or after reaching an early retirement threshold age, or in the case of termination due to disability occurring at any age. Benefits are also payable under the Salary Continuation Agreements if the officer’s service with the Bank terminates at any age but within 24 months after a change in control. The term “Change in Control” is defined in the Salary Continuation Agreements in the same way it is defined in the Director Retirement Agreements discussed above in this proxy statement, but unlike the Director Retirement Agreements, change in control benefits under the Salary Continuation Agreements are payable if and only if the executive (a) is involuntarily terminated without cause within 24 months after a “Change in Control” or (b) terminates employment voluntarily for “good reason” within 24 months after a “Change in Control.” For this purpose, “good reason” is defined in the Salary Continuation Agreements to include a material reduction in the executive’s title or responsibilities, a reduction in the executive’s base salary or benefits, a relocation of the executive’s principal office increasing the executive’s commute by more than 40 miles, or the failure of a successor to assume and perform the Bank’s obligations under the Salary Continuation Agreements. Like the executives’ employment agreements discussed elsewhere in this proxy statement, the Salary Continuation Agreements of Mr. Onsum and the three other officers identified in the Summary Compensation Table also provide for payment of a tax gross–up benefit if any of these four officers’ benefits are subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

The Bank has also agreed to pay legal fees incurred by the officers associated with the interpretation, enforcement, or defense of their rights under the Salary Continuation Agreements in the event of a “Change in Control,” up to a maximum of $500,000 for Mr. Onsum and $250,000 for each of the three other officers identified in the Summary Compensation Table.

On September 30, 2001, the Bank purchased insurance policies on six officers’ lives, including Mr. Onsum and the three other executive officers named in the Summary Compensation Table above, making a single premium payment aggregating $3.5 million, of which $2.6 million is attributable to insurance purchased on the lives of the four executives named in the Summary Compensation Table. The premium amounts are not reflected in the Summary Compensation Table. No benefits are payable under an executive’s Salary Continuation Agreement to the executive’s beneficiaries after the executive’s death, and the Bank’s obligations under that agreement are extinguished by the executive’s death. If the executive dies before the normal retirement age of 65 but in active service to the Bank, his or her beneficiaries will receive a life insurance death benefit in a fixed amount. If the executive dies after retirement, his or her beneficiaries will receive life insurance proceeds in an amount approximating the remaining accrual balance under the Salary Continuation Agreement. The Bank is entitled to any insurance policy death benefits remaining after payment to the executive’s beneficiary(ies). The Bank expects to recover the premium in full from its portion of the policies’ death benefits. The Bank purchased the policies as a source of funds for the Salary Continuation Agreement obligations arising out of executives’ death before retirement, as well as an investment to fund post-retirement payment obligations. Although the Bank expects the policies to serve as a source of funds for death benefits payable under the Salary Continuation Agreements, the executives’ contractual entitlements under the Salary Continuation Agreements are not funded. These contractual entitlements remain contractual liabilities of the Bank, payable after the executives’ termination of employment.

The following table shows benefits payable under the Salary Continuation Agreements to the executive officers named in the Summary Compensation Table, assuming certain events.

Named executive officer	Disability occurring in 2004 (1)	Early termination occurring in 2004 (1)	Early termination at first eligibility at age 55 (1) (2)		Annual benefit payable under the Salary Continuation Agreement for 10 years at retirement on or after normal retirement age of 65 (2)	Lump sum payable for termination within 24 months after a change in control occurring in 2004 (3)	Life insurance death benefit if the executive dies in 2004 (4)
Owen J. Onsum	$33,492	$33,492	$33,492		$125,000	$705,871	$1,000,000
Donald J. Fish	$38,182	0	0		$50,000	$337,222	$450,000
Louise A. Walker	$2,490	0	$27,931	(2)	$100,000	$288,576	$800,000
Robert M. Walker	$8,914	0	$12,872	(2)	$100,000	$432,632	$800,000

(1)	Benefits generally are not payable if employment terminates before the early retirement age, which is the latter of age 55 or the age at which the executive will have had 10 years of service. Mr. Onsum is currently the only executive officer eligible for early termination benefits. If, however, termination of service is due to disability or if it follows within 24 months after a change in control, benefits are payable under the Salary Continuation Agreements regardless of whether the executive has 10 years of service or has reached age 55. Having begun service with the Bank in 1997, Mr. Fish will reach normal retirement age 65 before accruing 10 years of service, and for that reason he will not be eligible for early termination benefits. The disability benefit amount increases for each year of service up to the normal retirement age of 65.
(2)	For each year of service after reaching the early retirement age, the early termination benefit increases in amount until normal retirement age. Mr. Onsum is currently eligible to receive early termination benefits, but Ms. Louise Walker and Mr. Robert Walker will not become eligible to receive an early termination benefit until 2015 and 2005, respectively. As explained in note (1). Mr. Fish will not be eligible for early termination benefits. Mr. Onsum will reach the normal retirement age of 65 in 2009, Mr. Fish in 2004, Ms. Louise Walker in 2025, and Mr. Robert Walker in 2015.
(3)	Payable within three days after the executive’s termination, the change in control lump sum payable under the Salary Continuation Agreements is the executive’s aggregate normal retirement benefit discounted by the 10–year Treasury Note rate at the end of the year preceding the year in which termination of employment occurred. The amount shown assumes a change in control occurs in 2004, followed in 2004 by termination of the executive (a) involuntarily and without cause or (b) voluntarily but with “good reason.” The change in control benefit shown is calculated using a 4.27% discount rate, the 10–year Treasury Note rate at December 31, 2003. The named executives’ employment agreements and Salary Continuation Agreements also provide for an additional tax gross-up payment if the total payments and benefits due to them as a result of a change in control exceed the limits under Section 280G of the Internal Revenue Code. The gross-up feature is discussed above in “Employment Agreements.” The figures in the table above do not include any tax gross-up payments.
(4)	The life insurance death benefit is reduced by half at age 65, and by half again at age 75.

PROFIT SHARING PLAN

The First Northern Bank of Dixon Profit Sharing/401(k) Plan and Trust Agreement has existed since 1955. Employees of the Bank who have worked at the Bank at least 1,000 hours during a calendar year are eligible to participate in the Profit Sharing Plan. The Bank generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of (a) 10% of the Bank’s net income before taxes, net of loan loss experience or (b) 15% of the total annual compensation of all Profit Sharing Plan participants. The Bank’s contribution is allocated to each Plan participant’s account according to the ratio each participant’s annual compensation bears to the total annual compensation of all participants. Contributions to a participant’s account vest after five years. Distribution of vested amounts occurs when the participant terminates employment, retires, becomes disabled, or dies. The Bank added a 401(k) contribution feature to the Profit Sharing Plan in 1997, allowing employees to make contributions. The Bank’s contribution to the Profit Sharing Plan in 2003 was $1,096,493.

STOCK–BASED PLANS

First Northern Community Bancorp has three stock–based benefit plans. Under the FNCBancorp Outside Directors 2000 Nonstatutory Stock Option Plan, options to purchase common stock may be awarded to directors of FNCBancorp who are not employees of FNCBancorp or the Bank. Under the separate FNCBancorp 2000 Stock Option Plan, options to purchase common stock may be awarded to employees of FNCBancorp or the Bank. Finally, the 2000 FNCBancorp Employee Stock Purchase Plan allows eligible employees to contribute a percentage of their compensation to the plan. The contributed compensation is then applied toward the purchase of FNCBancorp common stock at a discounted price.

These three plans are successor plans to the Employee Stock Option Plan, the Outside Director Stock Option Plan, and the Employee Stock Purchase Plan adopted by the Bank in 1997. No additional awards or rights may be granted under the Bank’s original 1997 stock plans, and rights to the Bank common stock and options to acquire the Bank common stock became rights to acquire FNCBancorp common stock and options to purchase FNCBancorp common stock when the holding company reorganization of the Bank was completed on May 19, 2000. Like the plans originally adopted in 1997, these three successor plans expire on February 27, 2007.

By providing for the grant of stock options accruing value to the holder as the value of the stock acquirable by exercise of the option also increases in value, the 2000 Stock Option Plan and the Outside Directors 2000 Nonstatutory Stock Option Plan more closely align the financial interests of employees and directors with those of the Company’s shareholders. The purpose of the plans is to promote the long-term success of FNCBancorp and the creation of shareholder value by:

•	Encouraging key personnel to focus on critical long range objectives;

•	Increasing the ability of the Bank to attract and retain employees and directors who can contribute to the Bank’s and FNCBancorp’s long–term success; and

•	Promoting shareholder interests by ensuring that key employees and directors have interests as shareholders in FNCBancorp’s success.

The 2000 Stock Option Plan and the Outside Directors 2000 Nonstatutory Stock Option Plan are administered by a committee designated by FNCBancorp’s Board. The Board designated the Compensation Committee of the Bank to administer the plans. The Compensation Committee generally determines the vesting schedule of stock options, but all stock options granted through 2003 vest and become exercisable in annual 20% increments, the first 20% vesting and becoming exercisable on the date of grant. Beginning in 2004, options granted will become exercisable one year after the date of grant and in annual 25% increments. However, all unvested stock options become fully vested and exercisable if a change in control occurs. According to Section 2(b) of each of the stock option plans, a “change in control” means any of the following events occur:

•	The shareholders of FNCBancorp approve a merger or consolidation having the result that (a) FNCBancorp is not the surviving entity, or (b) shareholders of FNCBancorp immediately before the merger or consolidation own less than 50% of the voting power of FNCBancorp after the merger or consolidation;

•	The composition of FNCBancorp’s Board changes, with the result that less than one half of the incumbent directors (a) are directors who were directors 24 months before the change, or (b) were more recently appointed or elected, but were approved by a majority of the directors who were directors 24 months before the change and who were still in office at the time of the new director’s election or nomination; or

•	A person or firm becomes the beneficial owner of 25% or more of the combined voting power of FNCBancorp’s outstanding common stock.

Unvested options expire when an employee’s or director’s service terminates. Options that are vested and exercisable when an employee’s or director’s service terminates may be exercised at any time within 90 days after termination of his or her service, except in the case of the option holder’s death or termination because of disability, in which case they expire after one year. If the option holder’s service is terminated for cause, all of his or her options expire immediately. Options granted under the plans are not transferable except by will or the laws of descent and distribution, and are exercisable during the option grantee’s lifetime by the option grantee only. If an option under either plan expires, is canceled or forfeited, or terminates without having been fully exercised, the unpurchased shares subject to that option again become available for the grant of additional options under the plans.

FIRST NORTHERN COMMUNITY BANCORP 2000 STOCK OPTION PLAN

The 2000 Stock Option Plan provides for the grant of options to acquire a maximum of 695,939 shares of common stock (as adjusted for all stock splits and stock dividends, including the 6% stock dividend on February 28, 2003). Options to acquire 264,435 shares were issued and outstanding as of December 31, 2003. Options can be either incentive stock options, sometimes known as “ISOs,” or nonqualified stock options, sometimes known as “NQSOs.” An ISO is an option that satisfies the terms of Section 422 of the Internal Revenue Code. Provided the rules of Section 422 are complied with, an option holder is not taxed when he or she exercises an ISO; however, the option holder may be subject to paying alternative minimum tax. The holder is ultimately taxed at capital gains rates when he or she sells shares acquired by exercise of an ISO after a one-year holding period. The employer is not entitled to a compensation deduction if the one-year holding period is met. If an ISO is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year exceeds $100,000, the portion of such option, which is in excess of the $100,000, shall be treated as an NQSO pursuant to Section 422 (d) (1) of the Internal Revenue Code. The holder of an NQSO may be taxed at ordinary income rates when he or she exercises an NQSO, and the employer is entitled to a compensation expense deduction for the amount by which the fair market value of the stock acquired by exercise of the NQSO exceeds the exercise price. The majority of options granted to officers and employees under the plan to date are ISOs. The exercise price of options is determined by the Compensation Committee, but the exercise price of ISOs may not be less than the fair market value of the shares on the date the option was granted (or 110% of fair market value in the case of any ISO granted to a holder of more than 10% of FNCBancorp common stock). No employee may be granted in any year an option or options to acquire more than 25,000 shares. All options have 10-year terms, but the committee may fix a longer or shorter term for NQSOs granted in the future.

FIRST NORTHERN COMMUNITY BANCORP OUTSIDE DIRECTORS

2000 NONSTATUTORY STOCK OPTION PLAN

The Outside Directors Nonstatutory Stock Option Plan provides for the grant of options to acquire a maximum of 208,779 shares of common stock (as adjusted for all stock splits and stock dividends, including the 6% stock dividend on February 28, 2003). Options to acquire 1,669 shares were issued and outstanding as of December 31, 2003. Unlike the 2000 Stock Option Plan for employees, all options granted under the Nonstatutory Stock Option Plan are NQSOs, and all of the options granted to date have five-year terms. Under the Nonstatutory Stock Option Plan, each non–employee director receives an automatic, one-time grant of options to purchase 8,350 shares (as adjusted for all stock splits and stock dividends, including the 6% stock dividend on February 28, 2003) at an exercise price equal to the fair market value of the common stock on the date of grant.

EMPLOYEE STOCK PURCHASE PLAN

Like the stock option plans, the 2000 FNCBancorp Employee Stock Purchase Plan is intended to promote shareholder interests by encouraging employees to acquire a proprietary interest in the success of FNCBancorp. Intended to qualify under Section 423 of the Internal Revenue Code, the plan allows eligible employees to purchase shares of FNCBancorp common stock through payroll deductions. An employee may elect to have up to 10% of his or her compensation withheld for the purchase of common stock. Every employee with at least 90 days of service (excluding executive officers of the Bank or FNCBancorp) is eligible to participate in the Stock Purchase Plan, but a person is ineligible to participate if (a) he or she owns 5% or more of FNCBancorp stock, or (b) he or she would be able to purchase common stock having an aggregate fair market value exceeding $25,000 in each calendar year. Using accumulated funds from payroll deductions, shares of FNCBancorp are purchased directly from FNCBancorp at the end of each participation period. Under the plan, each participation period can be up to 27 months long. The current participation period began on November 24, 2003 and ends on November 23, 2004. The shares are purchased at a price of 85% of the shares’ fair market value on (a) the last trading day before the beginning of the participation period, or (b) the last trading day before the end of the participation period, whichever amount is less. Fair market value is determined by a plan administrator selected by FNCBancorp’s Board. A total of 695,939 shares (as adjusted for all stock splits and stock dividends, including the 6% stock dividend paid on February 28, 2003) are available for purchase under the 2000 Employee Stock Purchase Plan and 9,703 shares have been purchased in the current participation period as of December 31, 2003.

KEY EXECUTIVE ELECTIVE DEFERRED COMPENSATION PLAN

AND 2001 EXECUTIVE DEFERRAL PLAN

Internal Revenue Code limitations on benefits payable under tax–qualified plans, such as 401(k) plans, work to the disadvantage of senior executives whose compensation exceeds compensation paid to more junior officers and employees. Because of tax law limitations on benefit levels under qualified plans, senior executives are forced to take a greater percentage of their compensation as taxable income, without the ability to make elective deferrals under qualified plans on a basis comparable to junior officers’ and employees’ elective deferral rates. To offset the effect of tax law limitations on benefits under tax–qualified plans, the Bank replaced the previous executive elective deferred compensation plan called the “1995 Executive Deferral Plan” with the “2001 Executive Deferral Plan.” The plan is a nonqualified plan providing key executives with an unfunded, deferred compensation program. Under the plan, eligible executives may elect to defer a portion of their current compensation. Deferred amounts earn interest at an annual rate determined by the Bank’s Board. In 2003, Mr. Onsum, Ms. Louise Walker and Mr. Robert Walker elected to defer 2003 compensation under this plan, which became effective January 1, 2003. In 2003, Mr. Onsum deferred $95,000, Ms. Louise Walker deferred $18,000, and Mr. Robert Walker deferred $39,134 of compensation and earned interest at 8.2125% per annum. Mr. Onsum, Ms. Louise Walker and Mr. Robert Walker elected to defer 2004 compensation in December 2003. Deferred compensation and interest earned will be paid out to the participating executive at or following his or her retirement. If the executive dies before retirement age, the Bank will receive the death benefits of an insurance policy purchased by the Bank on the executive’s life. In December 2001, the Bank purchased single-premium life insurance policies on the lives of Mr. Onsum and Ms. Walker in connection with the Executive Deferral Plan, with a single premium of $1,000,000 for the policy on Mr. Onsum’s life and a premium of $425,000 for the policy on Ms. Walker’s life. The premium amounts are not reflected in the Summary Compensation Table. The Bank is the beneficiary and owner of the policies.

CERTAIN TRANSACTIONS

Certain directors and executive officers of the Bank and FNCBancorp and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2003. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the best of FNCBancorp’s knowledge, as of the Record Date, other than as described below, no person or entity was the beneficial owner of more than 5% of the Company’s common stock. Mr. Onsum filed a Schedule 13D with the Securities and Exchange Commission on January 8, 2003 reporting ownership in the aggregate of 6.5% of FNCBancorp common stock; however, with respect to 108,941 shares (approximately 3.1% of the outstanding FNCBancorp common stock) included in such report, Mr. Onsum is a successor trustee of The Lowell H. Morris and Muriel M. Morris Revocable Trust, a private trust formed under the laws of the State of California (the “Trust”) of which he is not a named beneficiary and in which he has no pecuniary interest. Mr. Onsum, Ms. Louise Walker, and Mr. Robert Walker are trustees of 37,993 shares of common stock held in First Northern Bank of Dixon Profit Sharing Plan and share voting and investment power with respect to the named shares. These shares represent 1.1% of FNCBancorp common stock and each trustee disclaims beneficial ownership of the shares held by the Profit Sharing Plan which were not allocated to such trustee pursuant to the terms of the Profit Sharing Plan. The table below shows the beneficial ownership of FNCBancorp common stock by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. The figures in the table are based on beneficial ownership as of February 27, 2004, and have been adjusted for the 6% stock dividend on February 27, 2004. Under Securities and Exchange Commission rules, shares are considered to be “beneficially” owned by a person if he or she has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership within 60 days. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of all individuals named in the table below is c/o First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

Directors, nominees and named executive officers	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Lori J. Aldrete (1)	7,371	0	*
Frank J. Andrews, Jr.	13,021	0	*
John M. Carbahal (2)	16,908	0	*
Gregory DuPratt (3)	8,780	0	*
Donald J. Fish (4)	15,453	39,464	1.6%
John F. Hamel (5)	46,903	0	1.4%
Diane P. Hamlyn (6)	34,006	0	1.0%
Foy S. McNaughton (7)	9,314	0	*
Owen J. Onsum (8)	171,573	65,051	6.9%
David W. Schulze (9)	70,130	0	2.0%
Louise A. Walker (10)	48,057	45,600	2.7%
Robert M. Walker (11)	55,086	23,586	2.3%
All directors and executive officers as a group (12 people)	496,602	173,761	19.6%

*	Does not exceed 1%.
(1)	Includes 6,936 shares held jointly with Ms. Aldrete’s spouse.

(2)	Includes 5,341 shares held jointly with Mr. Carbahal’s spouse, 10,585 shares held by the Carbahal & Company Annual Accumulation, an accountancy corporation of which Mr. Carbahal is a principal and shareholder, and 491 shares held separately by Mr. Carbahal’s spouse.

(3)	Includes 3,738 shares held separately by Mr. DuPratt’s spouse.

(4)	Includes 34 shares held by The Fish Family Trust, of which Mr. Fish is a co-trustee and shares voting and investment power with respect to such shares, and 15,419 shares held jointly with Mr. Fish’s spouse.

(5)	Includes 33,800 shares held by the R/J Hamel Family Trust, of which Mr. Hamel is a co-trustee and shares voting and investment power with respect to such shares, and 1,270 shares held jointly with Mr. Hamel’s spouse.

(6)	Includes 65 shares held by Ms. Hamlyn as custodian for Catherine S. Lindley, 40 shares held by Ms. Hamlyn as custodian for Stephen A. Lindley, 12,810 shares held separately in the name of Ms. Hamlyn’s spouse, 9,953 shares held jointly with Ms. Hamlyn’s spouse, 766 shares held separately in the name of Janet Diane Hamlyn, 2,598 shares held by the Davisville Travel Profit Sharing Plan of which Ms. Hamlyn is trustee and shares voting and investment power with respect to such shares.

(7)	Includes 466 shares held by The McNaughton Family Trust of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.

(8)	Includes 23,668 shares held jointly with Mr. Onsum’s spouse, 2 shares held by Mr. Onsum as custodian for Matthew David Onsum, 2 shares held by Mr. Onsum as custodian for Brandon John Onsum, 37,993 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Onsum is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 35,670 shares is disclaimed by Mr. Onsum, and 108,941 shares held by the Trust, of which beneficial ownership is disclaimed by Mr. Onsum.

(9)	Includes 2,948 shares held separately by Mr. Schulze’s spouse.

(10)	Includes 9,937 shares held jointly with Ms. Walker’s spouse, 65 shares held by Ms. Walker as custodian for Jonathan Walker, 48 shares held by Ms. Walker as custodian for Steven Walker, 13 shares held by Ms. Walker as custodian for James R. Robinson, and 37,993 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Ms. Walker is a trustee and shares voting and investment power of which beneficial ownership of 37,064 shares is disclaimed by Ms. Walker.

(11)	Includes 17,093 shares held jointly with Mr. Walker’s spouse, and 37,993 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Walker is a trustee and shares voting and investment power of which beneficial ownership of 36,773 shares is disclaimed by Mr. Walker.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as administered by the SEC requires FNCBancorp’s directors and executive officers and persons who own more than ten percent of a registered class of FNCBancorp equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of FNCBancorp. Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish FNCBancorp with copies of all Section 16(a) forms they file. Based solely upon a review of such reports, FNCBancorp believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis with the exception of two reports which were not filed on a timely basis by Owen J. Onsum, Louise A. Walker and Robert M. Walker, the three trustees of First Northern Bank of Dixon Profit Sharing Plan. The transactions involved a total of 98 shares which were given to certain employees of the Bank as Employee Recognition Stock on September 17, 2003 and November 7, 2003. These transactions were reported on October 27, 2003 and December 5, 2003, respectively. These late filings are being reported as required by Item 405 of Regulation S-K.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on First Northern Community Bancorp (First Northern Bank of Dixon prior to May 19, 2000) common stock to the cumulative total return of the Russell 2000, and the 2001 Northern California Peer Group and 2002 Northern California Peer Group as prepared by SNL Financial LC, which uses the cumulative total shareholder return of 10 commercial banks and bank holding companies stocks which trade on either NASDAQ or the OTC Bulletin Board, an electronic, screen-based market maintained by the NASD, Inc.’s subsidiary, NASD Regulation, Inc. The following comparison covers the period December 31, 1998 to December 31, 2003. The graph assumes that $100 was invested on December 31, 1998 and that all dividends were reinvested.

STOCK PERFORMANCE CHART (1)

(1)	Assumes $100 invested on December 31, 1998 in the Bank’s Common Stock, the Russell 2000 composite stock index and the Northern California Peer Group index of ten 2001 Northern California bank stocks and 2002 Northern California bank stocks, with reinvestment of dividends.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
FNCBancorp	$100.00	$102.19	$133.16	$219.10	$209.92	$246.18
Russell 2000	$100.00	$121.26	$117.59	$120.52	$95.83	$141.11
Northern California	$100.00	$113.47	$103.81	$115.54	$145.92	$226.42
Peer Group

FNCBancorp is not among the approximately 2,000 companies included in the Russell 2000. The Northern California Peer Group is composed of 10 commercial banks and bank holding companies whose stocks trade on either NASDAQ or the OTC Bulletin Board. FNCBancorp is not included in the Northern California Peer Group.

PROPOSAL 2

RATIFICATION OF AUDITORS

At the Meeting a vote will be taken on a proposal to ratify the appointment of KPMG LLP, by the Audit Committee of the Board of Directors, to act as independent auditors of the Bank and FNCBancorp for the year ending December 31, 2004. KPMG LLP acted as independent accountants and auditors of the Bank and FNCBancorp for the fiscal year ended December 31, 2003.

It is anticipated that a representative of KPMG LLP will be present at the Meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE BANK’S AND FNCBANCORP’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

INFORMATION AVAILABLE TO SHAREHOLDERS

A COPY OF FIRST NORTHERN COMMUNITY BANCORP’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS INCLUDED WITH THIS MAILING. ANY ADDITIONAL COPIES WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO:    LYNN CAMPBELL, CORPORATE SECRETARY, FIRST NORTHERN COMMUNITY BANCORP, 195 NORTH FIRST STREET, DIXON, CALIFORNIA 95620.

First Northern Community Bancorp is required to file periodic reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and rules there under. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s internet web site at www.sec.gov. You can also obtain a copy of the Company’s annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission through the First Northern Bank website. The Company web address is http://www.thatsmybank.com. The link to the Company’s Securities and Exchange Commission filings is on the Investor Relations page of the Company’s website.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, if a shareholder wants to include a proposal in FNCBancorp’s proxy statement and form of proxy for presentation at the 2005 annual meeting of shareholders, the proposal must be received by FNCBancorp at its principal executive offices by November 26, 2004.

Under FNCBancorp’s bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee. FNCBancorp’s annual meeting of shareholders is generally held on the fourth Thursday of April. If FNCBancorp’s 2005 annual meeting of shareholders is held on schedule, FNCBancorp must receive notice of any nomination no earlier than February 27, 2005, and no later than March 29, 2005. The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.

Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of FNCBancorp not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting unless the date of the 2005 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date. Assuming no such advance or delay, FNCBancorp must receive notice of any proposed business item no earlier than January 23, 2005, and no later than February 12, 2005. If FNCBancorp does not receive timely notice, FNCBancorp’s bylaws preclude consideration of the business item at the annual meeting. With respect to notice of a proposed item of business, the bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of FNCBancorp’s bylaws may be obtained upon written request to the Secretary of FNCBancorp at the Company’s principal executive offices.

OTHER MATTERS

The management of the Company is not aware of any other matters to be presented for consideration at the Meeting or any adjournments or postponements thereof. If any other matters should properly come before the Meeting, it is intended that the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

By Order of the Board of Directors

Owen J. Onsum
President and Chief Executive Officer

ANNEX A

AUDIT COMMITTEE CHARTER AS REVISED MARCH 2003

I.	Audit Committee Purpose

The Audit Committee (the “Audit Committee”) is appointed by the Board of Directors of First Northern Bank of Dixon (the “Bank”) to assist the Board of Directors of the Bank and the Board of Directors of First Northern Community Bancorp, the parent company of the Bank (the “Company”) in:

•	Monitoring the integrity of the Company’s and the Bank’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting, regulatory, and legal compliance.

•	Monitoring the independence, qualifications and performance of the Company’s and the Bank’s independent auditors.

•	Monitoring the performance of the Company’s and the Bank’s internal auditing department.

•	Providing an avenue of communications among the independent auditors, management, the internal auditing department, and the Board of Directors.

•	Preparing the report that the Securities and Exchange Commission (“SEC”) rules require be included in the Company’s annual proxy statement.

The Audit Committee’s function is one of oversight, recognizing that the Company’s and the Bank’s management is responsible for preparing the Company’s and the Bank’s financial statements, and the independent auditor is responsible for auditing those statements. In adopting this Charter, the Board of Directors acknowledges that the Audit Committee members are not employees of the Company or the Bank solely by virtue of serving on the Audit Committee and are not providing any expert or special assurance as to the Company’s or the Bank’s financial statements or any professional certification as to the external auditor’s work or auditing standards. Each member of the Audit Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company and the Bank that provide information to the Audit Committee and the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the independent auditors as well as anyone in the organization necessary to complete such investigation. The Audit Committee shall have the ability to retain, at the Company’s and the Bank’s expense, special legal, accounting, or other consultants, advisors or experts it deems necessary or appropriate in the performance of its duties.

II.	Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent non-executive directors free from any relationship that would interfere with the exercise of his or her independent judgment. Each member of the Audit Committee shall also satisfy the standards for “independence” established by the NASD, Inc. Each member of the Audit Committee shall also meet any additional independence or experience requirements as may be established from time to time by the SEC and under applicable banking statutes and regulations. All members of the Audit Committee shall have a basic understanding of finance, accounting, and legal issues pertaining to the Company and the Bank, and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members are encouraged to enhance their familiarity with finance and accounting by participating in seminars, conferences, roundtables, and other educational programs conducted by the Company or an outside organization. The Audit Committee shall make an annual determination of whether any of its members qualify as a “financial expert” (as defined in SEC regulations).

The members of the Audit Committee shall be elected by the Board of Directors annually and shall serve until their successors are duly elected and qualified. A chairperson of the Audit Committee may be designated by the Board of Directors. In the absence of such designation, the members of the Audit Committee may designate the Chairperson by majority vote of the full Audit Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management, employees and information.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, and the independent auditors, and to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

III.	Audit Committee Responsibilities and Duties

The following shall be the principal recurring duties and responsibilities of the Audit Committee in carrying out its oversight functions. These duties and responsibilities are set forth below as a guide to the Audit Committee with the understanding that the Audit Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law.

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least once every three years in accordance with SEC regulations.

2.	Review with management and the independent auditors the Company’s year-end financial results prior to the release of earnings. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments including the Company’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports filed with the SEC. Based on its review and discussions with management, the internal auditors and the independent auditors, the Audit Committee shall recommend to the Board of Directors whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).

3.	In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 and SAS 90, as they may be modified or supplemented, including the auditor’s judgment about the quality, not just acceptability, of the Company’s accounting principles as applied in its financial reporting.

Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, qualifications and performance of the independent auditors and annually appoint the independent auditors, subject to shareholder ratification, if required or sought. The Audit Committee may also recommend any interim discharge of auditors when circumstances warrant.

6.	Approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. In connection with the Audit Committee’s approval of non-audit services, the Audit Committee shall consider whether the independent auditors’ performance of any non-audit services is compatible with the independent auditors’ independence.

7.	Preapprove the provision of all audit and non-audit services by the independent auditors to the Company and its subsidiaries.

8.	On an annual basis, the Audit Committee should review and discuss with the independent auditors (a) all relationships they have with the Company and the Bank that could impair the auditors’ independence, (b) the independent auditor’s internal quality control procedures, and (c) any material issues raised by the most recent internal quality control review or peer review of the independent auditors’ firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors’ firm, and the steps taken to deal with those issues.

9.	Review the independent auditors’ audit plan and discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

10.	Review the report by the independent auditors, which is required by section 10A of the Securities Exchange Act of 1934, concerning (a) all critical accounting policies and practices to be used; (b) alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) any other material written communications between the independent auditors and the Company’s and the Bank’s management.

Internal Audit Department and Legal Compliance

11.	Review the budget, audit plan, changes in audit plan, activities, organizational structure, and qualifications of the internal audit department, as needed. The internal audit department shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Audit Committee. The Board of Directors shall consult with the Audit Committee regarding changes in the senior internal audit executive.

12.	Review the appointment, performance, and replacement of the senior executive responsible for supervising the Company’s and the Bank’s internal audit.

13.	Review significant reports to management prepared by the internal audit department together with management’s responses to such reports.

14.	On at least an annual basis, review with the Company’s outside legal counsel (a) any legal matters that could have a significant impact on the organization’s financial statements, (b) the Company’s compliance with applicable laws and regulations, (c) any inquiries received from, or correspondence with, regulatory or governmental agencies and (d) all reports concerning any significant fraud or regulatory noncompliance that occurs at the Company or the Bank. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

Other Audit Committee Responsibilities

15.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report shall be included in the Company’s annual proxy statement.

16.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

17.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities including, any issues with respect to the quality or integrity of the Company’s and the Bank’s financial statements, the Company’s and the Bank’s compliance with legal or regulatory requirements, the performance and independence of the Company’s and the Bank’s independent auditors or the performance of the independent audit function.

18.	The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company and the Bank regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Company’s or the Bank’s employees of concerns regarding accounting or auditing matters.

Other Charter Disclosures

19.	Periodically perform self-assessment of audit committee performance.

20.	Review policies and procedures as well as audit results associated with directors’ and executive officers’ banking transactions to ensure compliance with Regulation O.

Amendment

21.	This Charter and any provision contained herein may be amended or repealed by the Board of Directors.

OPERATIONS CENTER MAP

Revocable Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 22, 2004

The undersigned hereby appoint(s) Owen J. Onsum and Louise A. Walker, and either of them, each with full power of substitution as Proxy for the undersigned, to attend the Annual Meeting of the Shareholders of First Northern Community Bancorp to be held at the First Northern Bank Operations Center, 210 Stratford Avenue, Dixon, California, at 7:30 p.m. on April 22, 2004, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES

LISTED IN ITEMS 1 AND 2 BELOW:

(1)	To elect the following nine (9) persons to the Board of Directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

Lori J. Aldrete	Gregory DuPratt	Foy S. McNaughton
Frank J. Andrews, Jr.	John F. Hamel	Owen J. Onsum
John M. Carbahal	Diane P. Hamlyn	David W. Schulze

☐   VOTE FOR ALL NOMINEES LISTED ABOVE, except for the nominees circled, if any

☐   VOTE WITHHELD

(2)	To ratify the appointment of KPMG LLP as First Northern Community Bancorp’s independent auditors for the year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted for all of the nominees listed under Item 1, in the manner described in the Proxy Statement dated March 29, 2004, in favor of Item 2, and with respect to any other business properly brought before the Annual Meeting or any adjournment, in accordance with the discretion of the Proxyholders. This proxy confers on the Proxyholders the power of cumulative voting as described in such Proxy Statement.

Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, stating officer’s title. If a partnership, please sign in partnership name by authorized person.

Dated: , 2004	Signed

Dated: , 2004	Signed

Please sign exactly as shown below and give your full title, if applicable

☐ I/We expect to attend the meeting and reception.	☐ I/We expect to attend the meeting ONLY.

☐ I/We do not expect to attend.	Number expected to attend:

Please indicate how you would like your nametag(s) to read:

Please Type or Print

PLEASE PROMPTLY COMPLETE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

Name on account and number of shares

as of February 27, 2004